Exhibit 99.2
For further information, contact:
Danial J. Tierney, Executive Vice President
Office: (503) 943-2679
Fax: (503) 251-5473 / E-mail: dantierney@trm.com
TRM Corporation Reports Q3 2005 Financial Results
PORTLAND, Oregon, November 14, 2005 — TRM Corporation (NASDAQ: TRMM) today reported financial results for the third quarter ended September 30, 2005.
Recent highlights include the following, as compared to Q3 2004:
•	Gross sales more than doubled to $59.2 million from $29.0 million

•	Net sales increased 39% to $31.4 million from $22.5 million

•	EBITDA increased 28% to $7.7 million compared to $6.0 million

•	Adjusted EBITDA increased 52% to $9.1 million

•	Gross profit increased 24% to $12.5 million from $10.1 million

•	ATM operating income increased 39% to $3.4 million from $2.5 million

•	Largest ATM customer renewed for an additional 5 years

•	Hurricane damages limited to under $0.15 million
Operating results in the periods discussed in this press release were affected by several items that the Company considers to be non-recurring in nature. In order to enhance investor understanding of the underlying trends in our business and in order to provide for better comparability between periods in different years, the Company is supplementally providing results that have been adjusted to eliminate these unusual items. Reconciliations between GAAP measures and non-GAAP measures and between actual results and adjusted results are provided at the end of this press release.
During Q3 2005, gross sales increased 104% to $59.2 million from $29.0 million in Q3 2004. The increase was generated by the Company’s ATM business, which had total gross sales of $49.6 million for the quarter compared to $17.0 million for the same period in 2004. Consolidated net sales were $31.4 million, a 39% increase compared to $22.5 million for the prior year period. The increase in net sales during the quarter as compared to the prior year period reflects the addition of approximately 15,700 ATM’s resulting from the acquisition of the eFunds Corporation ATM network, partially offset by a $2.0 million or 20% decline in net sales from the photocopy business. This decline is partially offset by a $1.1 million vendor reimbursement to occur in the fourth quarter 2005. Net sales also reflects increased sales discounts, as the ATM revenue mix shifted from primarily full placement to predominately merchant-owned ATMs due to the acquisition of the eFunds ATM portfolio.
EBITDA was $7.7 million in Q3 2005 as compared to $6.0 million for the prior year period, an increase of 28%. Adjusted EBITDA was $9.1 million in Q3 2005 as compared to $6.0 million for the Q3 2004 (see Attachment 4: Reconciliation of EBITDA and Adjusted EBITDA to Net Income).
For Q3 2005, the following significant items affected financial results:
•	Unusually high cash losses of $1.1 million primarily at the Company’s UK ATM operations as a result of a significant increase in theft from ATM’s. These costs are reflected in cost of sales. Losses during the quarter were commensurate with industry wide results, and the Company is undertaking aggressive security measures designed to reduce theft on an on-going basis.

•	Lower sales in Photocopier operations due to performance of its North American photocopier estate. The Company has finalized an agreement in which it will receive a $1.1 million vendor reimbursement in the fourth quarter.

•	Approximately $1.1 million in other costs, which includes $0.6 million in Sarbanes Oxley compliance costs, that are not expected to recur in fiscal 2006, along with $.5M of eFunds ATM network transition expense.

•	A $1.3 million gain from the sale of the Company’s shares in Moneybox PLC.
In Q3 2005 income from continuing operations available to common shareholders was $0.3 million compared to $1.6 million in Q3 2004. Net income included interest expense of $2.5 million as well as the significant and unusual items described above. Net income was $0.02 per diluted share in Q3 2005 compared to $0.16 in Q3 2004. Adjusted net income in the third quarter, excluding the significant and unusual items described above was $0.7 million resulting in an adjusted EPS of $0.05 per diluted share (see Attachment 4: Reconciliation of Net Income to Adjusted Net Income). The shortfall in EPS over Q3 2004 was due to the combination of 50% higher share count along with $4 million of interest, amortization and transition expenses incurred in Q3 2005 over that of Q3 2004. There was an average of 14.8 million diluted shares outstanding in Q3 2005 compared to 9.9 million in Q3 2004.
For the nine months ended September 30, 2005, the Company reported gross sales of $179.5 million, up 114% from $83.7 million in the prior year’s comparable period. Net sales were $97.9 million, up 48% from $66.0 million in the first nine months of 2004. Gross profit increased 45% to $44.9 million from $30.9 million last year, and operating income was $10.8 million compared to $11.8 million in the first nine months of 2004.
The Company reported EBITDA of $28.4 million for the first nine months of 2005, up 52% compared to $18.7 million in the first nine months of 2004 (see Attachment 4: Reconciliation of EBITDA to Net Income).
For the first nine months of 2005, income from continuing operations was $4.8 million as compared to $7.6 million in the prior year’s comparable period. Net income from continuing operations available to common shareholders was $4.6 million for the nine month period compared to $5.6 million in last year’s comparable period. Net income was $0.32 per diluted share compared to $0.60 in the first nine months of 2004. There was an average of 14.6 million diluted shares outstanding in the first nine months of 2005 compared to 8.9 million for the same period in 2004.

SEGMENT HIGHLIGHTS
ATM

($ in millions)	Q3 2005	Q3 2004	% Change
Sales	$49.6	$17.0	191%
Discounts	$26.2	$4.5	486%
Net Sales	$23.4	$12.6	86%
Gross Profit	$9.9	$5.6	77%
Operating Income	$3.4	$2.5	39%
Gross Margin (% net sales)	42%	45%
Operating Margin (% net sales)	15%	20%
ATM Sales Drivers:
Total units (period ending)	22,243	4,868	357%
Total withdrawals (thousands)	19,974	5,722	249%
Operating margins for the Quarter were negatively impacted by UK cash losses. The increase in ATM sales and net sales reflects significantly more ATM units overall, a result of acquisitions during 2004 (in particular the eFunds ATM network acquisition) as well as organic growth. ATM operating income increased to $3.4 million, from $2.5 million in the third quarter of 2004. This reflects increasing economies of scale in the ATM business, as net new units are integrated into the Company’s existing cost structure. These economies have been offset by eFunds transition costs of $0.5 million and unusually high cash losses in the Company’s UK ATM operations as a result of a significant increase in theft from the Company’s ATM’s.
The difference in growth rate between gross sales and net sales reflects sales discounts, which represent the portion of gross sales retained by merchants. The sales discounts paid by the Company have increased as the network revenue mix shifts from primarily full placement to mostly merchant owned ATMs. The majority of contracts acquired in 2004 and particularly a majority of the eFunds contracts were with retail partners who own their ATMs, provide their own cash, and as a result, receive a majority of the surcharge.
Organic growth in the ATM business consisted of 982 net new ATM placements in the first nine months of 2005. In addition to these units, approximately 400 units have been redeployed throughout the first nine months of the year from lower to higher volume locations. Management continues to expect limited growth of net new unit placements through the remainder of 2005, excluding new unit gains that may result from possible acquisitions. The Company expects to continue to focus upon redeploying and optimizing its existing ATM units during the remainder of 2005.

PHOTOCOPY

($ in millions)	Q3 2005	Q3 2004	% Change
Sales	$9.6	$11.9	(19%)
Discounts	$1.6	$2.0	(19%)
Net Sales	$8.0	$9.9	(20%)
Gross Profit	$2.6	$4.5	(42%)
Operating Income	$0.1	$1.9	(95%)
Gross Margin (% net sales)	32%	45%
Operating Margin (% net sales)	1%	19%
Photocopy Sales Drivers:
Total units (period ending)	24,118	24,774	(3%)
Total photocopies (millions)	113	143	(21%)
The decrease in net sales for Q3 2005 reflects lower copy volumes per unit when compared to the prior year period. The Company expects to record a $1.1 million vendor reimbursement in the fourth quarter for lost revenue. The decline in operating income was primarily the result of lower copy volumes.
Photocopy operating income for the third quarter 2005 decreased to $0.1 million from $1.9 million during Q3 2004. Photocopy price increases now underway had no material impact on photocopy performance during the period due to the limited number of price increase sites that were billed during the quarter. Management continues to anticipate that the Company will implement photocopy price increases through the remainder of 2005 with the full impact being realized in early 2006.
Balance Sheet:
The Company’s long-term debt (including current portion and excluding Trust debt), consisting of commercial loans and capital leases, was $127.6 million at September 30, 2005, compared to $134.1 million at December 31, 2004. Shareholders’ equity at September 30, 2005 increased to $115.2 million compared to $111.7 million at December 31, 2004, primarily as a result of the Company’s continued profitability.
Recent Events:
On September 1, 2005, TRM Corporation announced that it has agreed to purchase the United Kingdom-based ATM business of Travelex UK Limited for approximately 43.4 million pounds Sterling (approximately $78 million).
On October 5, 2005 the Company completed a private placement for 2,778,375 shares of its common stock at $14.54 per share for both new and existing shareholders. The transaction generated gross proceeds of $40.4 million, which TRM is using to pay expenses related to the offering and reduce debt.

At the most recent meeting of the Board of Directors, a share repurchase program was approved under which the Company was authorized to purchase up to $20 million of its common stock, to be implemented subject to market conditions and in accordance with lender approval as may be required under commercial loan covenants.
About TRM
TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic consumer environments. TRM’s ATM and copier customer base has grown to over 35,000 retailers throughout the United States and over 46,200 locations worldwide, including 6,400 locations across the United Kingdom and over 4,900 locations in Canada. TRM operates one of the largest multi-national ATM networks in the world, with over 22,000 locations deployed throughout the United States, Canada, Great Britain, including Northern Ireland and Germany.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
-Attachments 1, 2, 3 and 4 follow-

Attachment 1
TRM CORPORATION
Consolidated Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	09-30-04*	09-30-05	09-30-04*	09-30-05
Sales	$28,981	$59,237	$83,737	$179,454
Less discounts	6,495	27,885	17,722	81,542

Net sales	22,486	31,352	66,015	97,912
Cost of sales	12,406	18,856	35,116	53,030

Gross profit	10,080	12,496	30,899	44,882
Selling, general and administrative expense	6,640	11,537	19,056	34,077
Asset retirements	69	—	69	—

Operating income	3,371	959	11,774	10,805

Other expense (income):
Interest	141	2,494	635	7,242
Other, net	(270)	(1,402)	(43)	(2,214)

Income (loss) from continuing operations before provision for income taxes	3,500	(133)	11,182	5,777
Provision for income taxes	1,257	(451)	3,577	947

Income from continuing operations	2,243	318	7,605	4,830

Loss from discontinued operations	(77)	—	(218)	—

Net income	$2,166	$318	$7,387	$4,830

BASIC AND DILUTED PER SHARE INFORMATION:
Income from continuing operations	$2,243	$318	$7,605	$4,830
Preferred stock dividends	(355)	—	(1,100)	(147)
Excess of cash paid over carrying value of preferred stock redeemed	(46)	—	(46)	—
Income allocated to Series A preferred shareholders	(216)	—	(902)	(57)

Income from continuing operations available to common shareholders	$1,626	$318	$5,557	$4,626

Weighted average common shares outstanding	9,070	14,041	7,915	13,809

Basic income (loss) per share:
From continuing operations	$0.18	$0.02	$0.70	$0.33
From discontinued operations	(0.01)	—	(0.03)	—

Net income	$0.17	$0.02	$0.67	$0.33

Weighted average common shares assuming dilution	9,937	14,771	8,935	14,644

Diluted income (loss) per share:
From continuing operations	$0.17	$0.02	$0.63	$0.32
From discontinued operations	(0.01)	—	(0.03)	—

Net income	$0.16	$0.02	$0.60	$0.32

*	Results for periods ended 09-30-04 restated to show results of software development segment as discontinued operations.

Attachment 2
TRM Corporation
Consolidated Balance Sheet
(in thousands)
(Unaudited)

	December 31,	September 30,
	2004	2005
Assets
Current assets:
Cash and cash equivalents	$5,576	$3,132
Accounts receivable, net	12,251	17,522
Income taxes receivable	115	393
Inventories	7,319	2,332
Prepaid expenses and other	5,011	3,695
Deferred tax asset	58	399

Total current assets	30,330	27,473

Equipment, less accumulated depreciation	72,265	75,721
Restricted cash — TRM Inventory Funding Trust	75,547	93,985
Deferred tax asset	—	703
Goodwill	118,444	118,846
Other intangible assets, less accumulated amortization	51,241	44,922
Other assets	9,473	3,021

Total assets	$357,300	$364,671

Liabilities and Shareholders’ Equity

Current liabilities:

Accounts payable	$18,234	$10,169
Accrued expenses	8,891	7,289
Accrued expenses — TRM Inventory Funding Trust	154	176
Current portion of long-term debt	10,059	10,045
Current portion of obligations under capital leases	2,195	1,033

Total current liabilities	39,533	28,712

TRM Inventory Funding Trust note payable	74,105	92,844
Long-term debt	120,177	115,653
Obligations under capital leases	1,644	876
Deferred tax liability	8,168	9,739
Other long-term liabilities	241	103
Preferred dividends payable	220	—

Total liabilities	244,088	247,927

Minority interest	1,500	1,500

Shareholders’ equity:
Preferred stock	11,620	—
Common stock	81,075	93,181
Additional paid-in capital	63	63
Accumulated other comprehensive income	4,502	2,865
Retained earnings	14,452	19,135

Total shareholders’ equity	111,712	115,244

	$357,300	$364,671

Attachment 3
TRM Corporation
Supplemental Data
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	09-30-04	09-30-05	09-30-04	09-30-05
Net sales:
ATM	$12,566	$23,387	$33,660	$71,879
Photocopy	9,920	7,965	32,355	26,033

	$22,486	$31,352	$66,015	$97,912

Operating income:
* ATM	$2,451	$3,418	$6,522	$14,277
Photocopy	1,912	82	7,732	2,686

	$4,363	$3,500	$14,254	$16,963

*	Operating income excludes unallocated corporate costs

Attachment 4
TRM Corporation
EBITDA Reconciliation
Q3 2004 vs. Q3 2005
(in millions — USD)

	Three Months Ended		Nine Months Ended
	09-30-04	09-30-05	09-30-04	09-30-05
Net income	$2.2	$0.3	$7.4	$4.8
Add:
Interest expense	0.1	2.5	0.6	7.2
Provision for income taxes	1.3	(0.5)	3.6	1.0
Depreciation and amortization	2.4	5.4	7.1	15.4

EBITDA	$6.0	$7.7	$18.7	$28.4

Add:
ATM cash losses	—	0.5
PC equipment design flaw	—	1.1
First year Sarbanes-Oxley costs	—	0.6
eFunds transition costs	—	0.5
Subtract:
MoneyBox gain		(1.3)

Adjusted EBITDA	$6.0	$9.1

Adjusted Net Income Reconciliation
Q3 2004 vs. Q3 2005
(in millions — USD)

	Q3 2004	Q3 2005
Net Income	$2.1	$0.3
Add:
UK ATM cash losses	—	0.3
PC equipment design flaw	—	0.7
First year Sarbanes-Oxley costs	—	0.4
eFunds transition costs		0.3
Subtract:
MoneyBox gain	—	(1.3)

Adjusted Net Income	$2.1	$0.7

Adjusted diluted net income per share	$0.16	$0.05
EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between TRM and other companies. In addition, EBITDA is considered a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance. Management believes that EBITDA information is useful to investors for these reasons. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.